Exhibit 99.1

Estrella Immunopharma Announces Appointment of Hong Zhang as Chairperson and Board Member

EMERYVILLE, California, August 14, 2024 – Estrella Immunopharma, Inc. (NASDAQ: ESLA, ESLAW) ("Estrella", “Estrella Immunopharma”, or the "Company"), a clinical stage biopharmaceutical company focused on developing CD19 and CD22-targeted ARTEMIS® T-cell therapies to treat cancers and autoimmune diseases, today announced the appointment of Hong Zhang as Chairperson and a member of its Board of Directors. This appointment comes shortly after the Company dosed the first patient in its Phase I/II clinical trial (STARLIGHT-1) for EB103, an autologous T-cell therapy for adult patients with relapsed or refractory (R/R) B-cell Non-Hodgkin's Lymphoma (NHL). Ms. Zhang’s appointment increases the size of Estrella's Board from five to six directors. Dr. Cheng Liu, Estrella's Chief Executive Officer and previous Chairman, will continue to serve as a director on the Board.

"Hong is a tremendous addition to our board, bringing extensive strategic leadership experience and financial expertise that will greatly benefit Estrella’s mission,” said Cheng Liu, Ph.D., President and CEO of Estrella. “Hong’s broad financial background will complement the strong science and business expertise already present on the board. I am confident that with Hong’s insights, the Company is well-positioned to continue advancing novel drug development.”

“I am excited to join Estrella and work alongside such a dedicated team committed to making a real difference in the lives of patients,” said Ms. Zhang. “I look forward to contributing to the growth of Estrella.”

Ms. Zhang is a highly accomplished executive with over 25 years of experience in financial and corporate strategy. Most recently, she served as Vice President at Incinta Medical Group Ltd., where she played a key role in establishing the company’s strong financial position and growth. Before that, Ms. Zhang simultaneously served as the Chairperson at Beijing Ocean Co-stone Capital Investment Management Company, and as Managing Director at Shenzhen Co-stone Venture Investment Management Company and oversaw fund management, risk control and investment. Earlier in her career, she held the position of Vice President at UOB Investment (China) Ltd., a private equity company. Ms. Zhang began her career in the legal division of Shandong High-Tech Investment Corporation Co. Ltd., a venture capital firm, working as a management counsel.

In addition to her role at Estrella, Ms. Zhang currently has ownership of and serves on the board of Co-Fame Investment Management Co. Ltd. Ms. Zhang holds a Bachelor of Laws degree from Shandong University and a Postgraduate degree in Laws from China University of Political Science and Law.

About Estrella Immunopharma

Estrella is a clinical-stage biopharmaceutical company developing CD19 and CD22-targeted ARTEMIS® T-cell therapies to treat cancers and autoimmune diseases. Estrella's mission is to harness the evolutionary power of the human immune system to transform the lives of patients fighting cancer and other diseases. To accomplish this mission, Estrella's lead product candidate, EB103, utilizes Eureka's ARTEMIS® technology to target CD19, a protein expressed on the surface of almost all B-cell leukemias and lymphomas. Estrella is also developing EB104, which also utilizes Eureka's ARTEMIS® technology to target not only CD19, but also CD22, a protein that, like CD19, is expressed on the surface of most B-cell malignancies.

For more information about Estrella, please visit www.estrellabio.com.

About EB103

EB103, a T-cell therapy and Estrella’s lead product candidate, also referred to as Estrella's "CD19-Redirected ARTEMIS® T-Cell Therapy," utilizes ARTEMIS® technology licensed from Eureka Therapeutics, Inc. ("Eureka"), Estrella's parent company. Unlike a traditional CAR-T cell, the unique design of an EB103 T-cell allows it to be activated and regulated upon engagement with cancer targets that use a cellular mechanism more closely resembling the one from an endogenous T-cell receptor. Once infused, EB103 T-cells seek out CD19-positive cancer cells, bind to these cells, and destroy them.

EB103 is currently being evaluated in the STARLIGHT-1 Phase I/II clinical trial, which dosed its first patient in July 2024. This trial focuses on assessing the safety and efficacy of EB103 in adult patients with relapsed or refractory B-cell Non-Hodgkin's Lymphoma.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including but not limited to those regarding the potential benefits and therapeutic advantages of EB103 and ARTEMIS® T-cell therapy, the anticipated benefits of recent appointments to our board of directors, the anticipated progress and milestones of the STARLIGHT-1 Phase I/II clinical trial, and the future development plans for EB103, are based on our management’s current expectations, estimates, forecasts, and projections about the industry and markets in which we operate and our management’s current beliefs and assumptions. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors that could cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Contact:

Investor Relations

Estrella Biopharma, Inc.

IR@estrellabio.com